EXHIBIT 2.1




                 PLAN OF REORGANIZATION AND AGREEMENT OF MERGER
                                  BY AND AMONG
                            MAVERICK TUBE CORPORATION
                              SC ACQUISITION, L.P.
                               SEACAT CORPORATION
                                       AND
                   CERTAIN SHAREHOLDERS OF SEACAT CORPORATION


                                February 19, 2003


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1     DEFINITIONS; INTERPRETATION......................................4
     1.01     Definitions......................................................4
     1.02     Interpretation...................................................9
     1.03     Headings.........................................................9
ARTICLE 2     THE MERGER.......................................................9
     2.01     The Merger.......................................................9
     2.02     Effective Time..................................................10
     2.03     Effects of the Merger...........................................10
     2.04     Certificate of Limited Partnership and
              Limited Partnership Agreement...................................10
     2.05     General Partner and Limited Partner.............................10
     2.06     Conversion of Securities........................................10
     2.07     RESERVED........................................................11
     2.08     Exchange of Certificate; Delivery of Aggregate
              Merger Consideration............................................11
     2.09     No Further Transfer of Shares...................................12
     2.10     Closing.........................................................12
     2.11     Closing Deliveries..............................................12
     2.12     Contingent Merger Consideration Payments........................13
     2.13     Registration Statement..........................................14
     2.14     Obligations of Acquiror and the Selling Shareholders............17
     2.15     Registration on Transfer of Shares of Acquiror
              Common Stock....................................................18
ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF EACH HOLDER...................19
     3.01     Organization, Execution and Delivery; Valid and
              Binding Agreements..............................................19
     3.02     Authority; No Breach............................................19
ARTICLE 4     REPRESENTATIONS AND WARRANTIES OF Lewis AND FLP.................19
     4.01     Due Organization................................................19
     4.02     Authorization; Validity.........................................20
     4.03     Capital Stock of Target.........................................20
     4.04     Interest in Other Entities......................................21
     4.05     No Conflicts....................................................21
     4.06     Financial Statements; Books of Account..........................21
     4.07     Accounts Receivable and Accounts Payable........................21
     4.08     No Undisclosed Liabilities................... ..................22
     4.09     Existing Conditions...........................  ................22
     4.10     Assets..........................................................23
     4.11     Real Property...................................................23
     4.12     Intellectual Property and Products..............................24
     4.13     Deposit Accounts; Powers of Attorney............ ...............25
     4.14     Contracts and Commitments.......................................25
     4.15     Customers and Suppliers.........................................26
     4.16     Conditions Affecting Target.....................................27
     4.17     Insurance........................................ ..............27
     4.18     Compliance with Law.............................................27
     4.19     No Litigation...................................................28
     4.20     Permits.........................................................28
     4.21     Tax Matters.....................................................28
     4.22     Employee Matters and Benefit Plans..............................29
     4.23     Labor and Employment Matters....................................30
     4.24     Environmental Matters...........................................30
     4.25     No Third Party Options..........................................31
     4.26     Transactions with Affiliates....................................31
     4.27     Warranty Claims..........................   ....................31
     4.28     No Brokers or Finders...........................................31
     4.29     Transaction Expenses............................................31
ARTICLE 5     REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES.........31
     5.01     Due Organization................................................31
     5.02     Authorization; Validity.........................................31
     5.03     No Conflicts................................ ...................32
     5.04     Public Filings..................................................32
     5.05     No Brokers or Finders...........................................33
     5.06     Acquiror Common Stock...........................................33
     5.07     No Undisclosed Liabilities......................................33
     5.08     Certain Tax Matters.............................................33
     5.09     No Litigation or Court Order.................. .................33
ARTICLE 6     COVENANTS AND AGREEMENTS........................................34
     6.01     Cooperation.................................. ..................34
     6.02     Access to Books and Records.....................................34
     6.03     Publicity.......................................................34
     6.04     Reorganization Status...........................................34
     6.05     Tax Return Preparation..........................................34
     6.06     Tax Covenants...................................................35
ARTICLE 7     CONDITIONS TO THE MERGER........................................35
     7.01     Conditions to Obligations of Each Party to
              Effect the Merger...............................................35
     7.02     Additional Conditions to Obligations of the Target
              and the Holders.................................................36
     7.03     Additional Conditions to the Obligations of Acquiror
              and Acquisition Sub.............................................36
ARTICLE 7A    TERMINATION.....................................................37
     7A.01    Termination Event...............................................37
     7A.02    Effect of Termination...........................................37
ARTICLE 8     INDEMNIFICATION.................................................38
     8.01     Indemnification by the Holders..................................38
     8.02     Indemnification by Lewis and FLP................................38
     8.03     Indemnification by the Acquiring Parties........................39
     8.04     Limitations.....................................................39
     8.05     Survival........................................................40
     8.06     Holders Indemnification Procedures..............................40
     8.07     Exceptions to Limitations.......................................42
     8.08     Effect of Investigation or Knowledge............................42
     8.09     Payment of Indemnification Obligations..........................42
     8.10     Set Off.........................................................42
     8.11     Exclusive Remedy................................................43
ARTICLE 9     GENERAL.........................................................43
     9.01     Assignment and Binding Effect...................................43
     9.02     Entire Agreement; Amendment; Waiver.............................43
     9.03     Counterparts....................................................43
     9.04     Expenses........................................................43
     9.05     Notices.........................................................44
     9.06     Delaware Law to Govern Venue; Waiver of Jury Trial..............44
     9.07     Severability....................................................45
     9.08     No Benefit to Others............................................45
     9.09     Further Representations.........................................45
     9.10     Holders' Representative.........................................45
     9.11     Disclosure Schedule.............................................45
     9.12     Conflict Waiver.................................................46
     9.13     Specific Performance; Attorneys' Fees...........................46


List of Exhibits

Exhibit       Description

A             Form of Note
B-1           Form of Certificate of Merger
B-2           Form of Statement Regarding Delayed Effective Condition
C             Allocation of Aggregate Preferred Stock Merger Consideration
D             Form of Employment Agreement
E             Form of Lewis Noncompetition Agreement
F             Form of Opinion of Locke Liddell & Sapp LLP
G             Form of Opinion of Gallop, Johnson & Neuman, L.C.
H-1           Form of Letter of Transmittal (Common Stock)
H-2           Form of Letter of Transmittal (Preferred Stock)
I             Form of Subordination Agreement
J             Form of Security Agreement
K             Form of Deed of Trust


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                 PLAN OF REORGANIZATION AND AGREEMENT OF MERGER

THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (this "Agreement") is made and entered into as of the 19th day of February, 2003, by and among MAVERICK TUBE CORPORATION, a Delaware corporation ("Acquiror"), SC ACQUISITION, L.P., a Texas limited partnership, the general partner and limited partner of which are limited liability companies of which Acquiror is the sole member ("Acquisition Sub", and, together with Acquiror, the "Acquiring Parties"), SEACAT CORPORATION, a Texas corporation ("Target"), and PHILIP C. LEWIS ("Lewis") and LEWIS FAMILY INVESTMENT PARTNERSHIP, LTD. ("FLP") (Lewis and FLP are the "Holders", and the Holders together with the Acquiring Parties and Target, are the "Parties").

                                   Background

The respective Boards of Directors of Target and Acquiror and the general partner of Acquisition Sub have approved a merger (the "Merger") of Target with and into Acquisition Sub in accordance with the Texas Revised Limited Partnership Act ("TRLPA") and the Texas Business Corporation Act (the "TBCA"), on the terms and conditions set forth herein. The Merger provides for the payment of the consideration specified in Section 2.06 to the Holders and the other shareholders of Target. The Parties intend for the Merger to qualify as a reorganization for purposes of Section 368 of the Code and adopt this Agreement as a plan of reorganization.

                                    Agreement

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                           DEFINITIONS; INTERPRETATION

     1.01 Definitions. For convenience, certain terms used in more than one section of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

"368 Reorganization" is defined in Section 5.08.

"Accountants" is defined in Section 2.12(c).

"Acquiring Parties" is defined above in the preamble.

"Acquiror" is defined above in the preamble.

"Acquiror Affiliated Group" means Acquiror and each of its Subsidiaries.

"Acquiror Common Stock" means the common stock, par value $0.01 per share, of Acquiror.

"Acquiror Indemnified Parties" is defined in Section 8.01.

"Acquisition Sub" is defined above in the preamble.

"Affiliate" means, with respect to a particular Person, any Person controlling, controlled by or under common control with that Person. The term "control" and phrases of similar importance, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction or management of the policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

"Aggregate Common Stock Merger Consideration" means $1,759,933, payable in immediately available funds.

"Aggregate Merger Consideration" means (i) the Aggregate Common Stock Merger Consideration and (ii) the Aggregate Preferred Stock Merger Consideration.

"Aggregate Preferred Stock Merger Consideration" means (i) the Note, (ii) the Aggregate Stock Consideration and (iii) $2,240,067 in cash.

"Aggregate Stock Consideration" means 733,676 shares of Acquiror Common Stock.

"Agreement" means this Agreement, the Exhibits and Schedules hereto and the Disclosure Schedule.

"Applicable Rate" is defined in Section 8.06(a).

"Assets" means, with respect to a Person, all of the assets of every kind and description, real and personal, tangible and intangible, that are owned, possessed or licensed by such Person.

"Audited Financial Statements" is defined in Section 4.06.

"Benefit Plans" is defined in Section 4.22.

"Business" means the entire business, operations and facilities of Target.

"Business Day" means any day other than a Saturday or Sunday, or a day on which the banking institutions of the State of Missouri are authorized or obligated by law or executive order to close.

"CERCLA"  means  the  Comprehensive   Environmental  Response  Compensation  and
Liability Act, 42 USC 9601 et seq. as in effect as of the Closing Date.

"Certificates" is defined in Section 2.06(e).

"Certificate of Merger" is defined in Section 2.02.

"Charter Documents" means a Person's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

"Claim Notice" is defined in Section 8.06(a).

"Closing" is defined in Section 2.10.

"Closing Date" is defined in Section 2.10.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Contingent Merger Consideration Period" is defined in Section 2.12(a).

"Contingent Merger Consideration Revenue" is defined in Section 2.12(b).

"Contract" means any written or oral contract, agreement, lease, license, commitment or arrangement (excluding purchase orders) that is binding on any Person or its Assets under any applicable Law.

"Copyrights" means all copyrights, whether registered or unregistered, in both published and unpublished works and all registrations and applications for registration for copyrights in any jurisdiction throughout the world, and any renewals, modifications and extensions thereof.

"Court Order" means any judgment, decree, injunction, order or ruling of any Governmental Body that is binding on any Person or its Assets under applicable Law.

"Credit Agreement" is defined in Section 7.03(f).

"Deed of Trust" means the Second Lien Deed of Trust and Security Agreement from Acquisition Sub to Lewis in the form of Exhibit K attached hereto.

"Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

"Disclosure Schedule" means the disclosure schedule of Holders containing information pursuant to Article 4 and other provisions hereof that has been identified as such and provided to Acquiror.

"Dissenting Shares" is defined in Section 2.06(g).

"Effective Merger Certificate" is defined in Section 2.02.

"Effective Time" is defined in Section 2.02.

"Employee Shareholder" means H.E. Henderson, G.S. Jessen, W.C. Clark, D.E. Kovar and D.P. Trail.

"Employment Agreement" is defined in Section 2.11(a)(vii).

"Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

"Environmental Law" shall mean any applicable environmental or health and safety-related law, regulation, rule, or ordinance at the federal, state or local level in effect and applicable to the business as of the date hereof. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"FLP" is defined above in the preamble.

"Final Tax Return" is defined in Section 6.05(b).

"GAAP" means generally accepted US accounting principles consistently applied.

"Governmental Body" means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

"Governmental Permits" means any regulatory or administrative permits, licenses, registrations, certificates of occupancy, approvals and other regulatory and administrative authorizations of any Governmental Body.

"Hazardous Material" shall mean any hazardous waste or hazardous substance as defined in or pursuant to RCRA or CERCLA, each as in effect as of the date hereof.

"Holder" is defined above in the preamble.

"Holder Indemnified Parties" is defined in Section 8.03.

"Holders' Representative" is defined in Section 9.10.

"Identified Real Property" is defined in Section 4.11(b).

"Indemnified Party" is defined in Section 8.06(a).

"Indemnifying Party" is defined in Section 8.06(a).

"Intellectual Property" is defined in Section 4.12.

"Interim Balance Sheet" is defined in Section 4.06.

"Interim Balance Sheet Date" is defined in Section 4.06.

"Interim Financial Statements" is defined in Section 4.06.

"IRS" is defined in Section 4.21.

"JPMorgan" means JPMorgan Chase Bank, as administrative agent for the lenders, and CIT Business Credit Canada Inc., as Canadian administrative agent for the lenders.

"Knowledge,"  with respect to the Holders,  means the actual knowledge of Philip
C. Lewis, after having inquired whether any Employee Shareholder or Bill Zernick has actual knowledge of the fact or matter in question and, with respect to Acquiror, means the actual knowledge of Gregg Eisenberg and Pamela G. Boone.

"Law" means any constitution, statute, law, code, ordinance, regulation, order or rule of any Governmental Body, other than Environmental Laws, but including those covering energy, health and safety, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

"Letter of Transmittal" means: (i) for the holders of Target Common Stock, a Letter of Transmittal delivered to Acquiror in substantially the same form as Exhibit H-1 hereto and (ii) for the holders of Target Preferred Stock, a Letter of Transmittal delivered to Acquiror in substantially the same form as Exhibit H-2 hereto.

"Lewis" is defined above in the preamble.

"Lewis Noncompetition Agreement" is defined in Section 2.11(a)(viii).

"Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, secured or unsecured, accrued or unaccrued, choate or inchoate, due or to become due, liquidated or unliquidated, known or unknown.

"Litigation"   means   any   lawsuit,   action,   arbitration,   administrative,
quasi-administrative or other proceeding, criminal prosecution, investigation or inquiry of any Governmental Body.

"LLS" is defined in Section 9.12.

"Losses" is defined in Section 8.01(a).

"Material Adverse Effect" means a change, event or effect that is materially adverse to the Business, operations, results of operations, Assets, properties or financial condition of Target.

"Merger" is defined above in the Background section.

"Minimum Contingent Merger Consideration Revenue" is defined in Section 2.12(b).

"Note" means the Subordinated Promissory Note of Acquiror in the principal amount of Five Million Dollars ($5,000,000) in the form of Exhibit A attached hereto.

"Notice Period" is defined in Section 8.06(a).

"Ordinary course" or "ordinary course of business" means, with respect to an action taken by any Person, an action that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

"Parties" is defined above in the preamble.

"Patents" means all issued United States patents and pending patent applications including all pending provisional patent applications, and divisional, continuation, continuation-in part and file wrapper continuation applications, together with any extensions, reexaminations and reissues of such patents, and any issued patents or pending patent applications in any country or jurisdiction throughout the world.

"Pension Plans" is defined in Section 4.22.

"Per Share Common Stock Merger Consideration" shall mean an amount equal to $359.17.

"Permitted Liens" means (i) liens for Taxes, assessments or similar charges not yet due and payable; (ii) liens not yet due and payable of mechanics, materialmen, warehousemen, carriers, or other like liens securing obligations incurred in the ordinary course of the Business; and (iii) easements, rights of way, claims, objections, defects, reservations, consents, tenancies, licenses and the like affecting any Identified Real Property, in each case of record or visible upon a physical inspection of the real property.

"Person" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

"Public Documents" is defined in Section 5.04.

"RCRA" means The Resource Conservation and Recovery Act, 42 USC 6901 et seq. as in effect as of the Closing Date.

"Real Property" is defined in Section 4.11(a).

"Registration Statement" is defined in Section 2.13.

"Release" shall have the meaning ascribed to it in CERCLA.

"Required Consents" means, notwithstanding anything on Section 4.05 of the Disclosure Schedule, the written consent of Shell Offshore Inc. to the assignment by operation of law pursuant to the Merger of the Tubing Frame Agreement dated as of September 1, 1997 between Target and Shell Offshore Inc.

"SEC" is defined in Section 5.04.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Security Agreement" means the Security Agreement between Acquisition Sub and Lewis in the form of Exhibit J attached hereto.

"Selling Shareholders" is defined in Section 2.13(c).

"Subordination Agreement" means the Subordination agreement between Lewis and JPMorgan in the form of Exhibit I attached hereto.

"Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

"Surviving Entity" is defined in Section 2.01.

"Target" is defined above in the preamble.

"Target Capital Stock" means Target Common Stock and Target Preferred Stock.

"Target Common Stock" means the Common Stock, par value $0.01 per share, of Target.

"Target Financial Statements" is defined in Section 4.06.

"Target Permits" is defined in Section 4.20.

"Target Preferred Stock" means the Preferred Stock, par value $0.01 per share, of Target.

"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

"TBCA" is defined above in the Background Section.

"TRLPA" is defined above in the Background Section.

"Threat of Release" shall have the meaning ascribed to it in CERCLA.

"Trade Secrets" means all proprietary know-how, trade secrets, customer lists, personnel information, sales and profit figures, distribution and sales methods, supplier lists, technology rights and licenses, specifications and other technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), innovations, designs, ideas, proprietary information and blue prints, or computer source code, owned, used or licensed by Target.

"Trademarks" means trademarks, service marks, pending trademark and service mark applications, trade names, logos, brand names, certification marks, trade dress, including the goodwill of the business associated with all of the foregoing, and all registrations and pending registrations for any of the foregoing in any jurisdictions throughout the world, including any extension, modification or renewal of any such registration or application thereto.

"Transaction Documents" means this Agreement, the Note, the Certificate of Merger, the Articles of Merger, the Employment Agreement, the Lewis Noncompetition Agreement and all other documents executed in connection with any of the foregoing.

"Transactions" means the Merger and the other transactions contemplated by any of the Transaction Documents.

"US" means the United States of America.

"Welfare Plans" is defined in Section 4.22.

"Yearly Contingent Merger Consideration Amount" is defined in Section 2.12(a).

     1.02 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders,
(c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder," "hereof" and "herein" relate to this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a Party's being satisfied with any particular item or to a Party's determination of a particular item presumes, unless specifically stated otherwise, that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its reasonable discretion.

     1.03 Headings. The Article and Section references and other headings contained herein are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, Section, subsection, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                                    ARTICLE 2
                                   THE MERGER

     2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the TRLPA and the TBCA, Target shall be merged with and into Acquisition Sub at the Effective Time. Acquisition Sub shall be the surviving entity (the "Surviving Entity") and shall continue its existence as a limited partnership under the laws of the State of Texas, and the separate corporate existence of Target shall cease.

     2.02 Effective Time. The Merger shall be consummated by filing with the Texas Secretary of State (i) prior to the Closing Date, a certificate of merger in the form attached hereto as Exhibit B-1 (the "Certificate of Merger"), and
(ii) on the Closing Date, a Statement Regarding Delayed Effective Condition in the form attached hereto as Exhibit B-2, as is required by, and executed in accordance with, the relevant provisions of the TRLPA and the TBCA. The Merger shall become effective at such time as is specified in the Certificate of Merger, or if not so specified upon the issuance of a certificate of merger by the Texas Secretary of State (the "Effective Time")

     2.03 Effects of the Merger. The Merger shall have the effects set forth in the TRLPA and the TBCA.

     2.04 Certificate of Limited Partnership and Limited Partnership Agreement. The form of certificate of limited partnership attached to the Certificate of Merger, as amended by the Certificate of Merger, shall be the certificate of limited partnership of the Surviving Entity at the Effective Time and thereafter until amended in accordance with applicable Law and the terms thereof. The limited partnership agreement of Acquisition Sub shall be the limited partnership agreement of the Surviving Entity at the Effective Time and thereafter until amended in accordance with applicable Law and the terms thereof.

     2.05 General Partner and Limited Partner. The general partner of the Acquisition Sub shall be the general partner of the Surviving Entity at the Effective Time, and the limited partner of the Acquisition Sub shall be the limited partner of the Surviving Entity at the Effective Time.

     2.06 Conversion of Securities.

          (a) Each share of Target Common Stock (other than any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquiror, Target or the holders of such shares of Target Common Stock, but subject to the effectiveness of the Merger, be canceled and extinguished and automatically converted into the right to receive the Per Share Common Stock Merger Consideration as provided in this Agreement.

          (b) All shares of Target Preferred Stock (other than any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquiror, Target or the holders of such Target Preferred Stock, but subject to the effectiveness of the Merger, be canceled and extinguished and automatically converted into the right to receive the Aggregate Preferred Stock Merger Consideration in accordance with Section 2.08(b).

          (c) Any shares of Target Capital Stock held in the treasury of Target shall be canceled.

          (d) In the event any certificates evidencing shares of Target Capital Stock shall have been lost, stolen or destroyed, the Acquiror shall issue, in exchange for such lost, stolen or destroyed certificates, that portion of the Aggregate Merger Consideration as such lost, stolen or destroyed certificates would entitle the registered holder of such Target Capital Stock to receive under this Section 2.06, upon the making of an affidavit of that fact by such registered holder; provided, however, that Acquiror may, in its sole and absolute discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to provide an indemnity (without the posting of any bond) against any claim that may be made against Acquiror with respect to such certificates alleged to have been lost, stolen or destroyed.

          (e) Until surrendered in accordance with the provisions of Section 2.08, each share of Target Capital Stock (other than any Dissenting Shares) outstanding immediately prior to the Effective Time and the certificates representing such shares ("Certificates") shall, after the Effective Time, represent for all purposes, only the right to receive that portion of the Aggregate Merger Consideration such share of Target Capital Stock would entitle the holder thereof to receive hereunder.

          (f) No fractional shares of Acquiror Common Stock shall be issued in the Merger. All fractional shares of Acquiror Common Stock that would otherwise be a part of the Aggregate Preferred Stock Merger Consideration shall be aggregated and if a fractional share of Acquiror Common Stock results from such aggregation, the Aggregate Preferred Stock Merger Consideration shall include an amount in cash equal to the value of Acquiror Common Stock at the closing selling price on the first trading day immediately preceding the Closing.

          (g) For the purposes of this Section 2.06, "Dissenting Shares" shall mean any shares of Target Common Stock or Target Preferred Stock held by a holder who has satisfied the requirements of Article 5.12 of the TBCA to exercise his dissenter's rights with respect to such shares and who, as of the Effective Time, has not ceased to be entitled to payment for his shares under
Section  5.12 of the TBCA and has not waived his right to demand  payment  under
TBCA:

                    Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive any portion of the Aggregate Merger Consideration pursuant to this Section 2.06, but the holder thereof shall only be entitled to such rights as are granted by the TBCA; and

                    Notwithstanding the provisions of subsection (i) above, if any holder of Dissenting Shares shall cease to be entitled to payment for his shares under Section 5.12 of the TBCA or shall waive his right to demand payment under the TBCA then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the portion of the Aggregate Merger Consideration as provided in this Section 2.06, without interest thereon, upon surrender of the certificate representing such shares, subject to the conditions set forth in this Agreement.

     2.07 [RESERVED.]

     2.08 Exchange of Certificate; Delivery of Aggregate Merger Consideration.

          (a) At the Closing, each holder of Target Capital Stock shall deliver his or its Certificate to the Acquiror or its designated agent together with a properly executed Letter of Transmittal.

          (b) At the Closing, subject to receipt of the Certificates and Letters of Transmittal described in Section 2.08(a), Acquiror shall deliver to the Holders' Representative, as agent for the holders of the Target Capital Stock, the Aggregate Merger Consideration, with each holder of Target Capital Stock having the right to receive that portion of the Aggregate Merger Consideration set forth next to his or its name on Exhibit C attached hereto.

     2.09 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of Target Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or any other securities of Target are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for that portion of the Aggregate Merger Consideration as such Certificates would entitle the registered holder of such Target Capital Stock to receive as provided in this Article 2. As of the Effective Time, the stock ledger of Target shall be closed.

     2.10 Closing . The consummation of the Transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gallop, Johnson & Neuman, L.C., 101 S. Hanley Rd., Suite 1600, St. Louis, MO 63105 on the later of
(i) February 21, 2003 or (ii) the date that is five (5) Business Days after all of the conditions set forth in Article 7 have been met, or at such other place and on such other date or by such other means as Acquiror and Target may mutually agree. The date of the Closing is sometimes herein referred to as the "Closing Date."

     2.11 Closing Deliveries. At the Closing:

          (a) Target and/or Holders (as applicable) shall deliver or cause to be delivered to Acquiror the following:

               (i)  the   Certificates   and  the  Letters  of  Transmittal  (as
contemplated by Section 2.08);

               (ii) a certificate of the Secretary of Target, in form and substance reasonably satisfactory to Acquiror and its counsel, regarding Target's Charter Documents, good standing, board of directors and stockholder resolutions relating to the Transactions and the incumbency of Target's officers;

               (iii) letters of  resignation in the name of and executed by each
(A) member of Target's Board of Directors resigning his/her position as a director of such company effective as of the Effective Time, and (B) officer of Target resigning his/her position as an officer of such company effective as of the Effective Time, in each case, except as otherwise agreed to by the Parties;

               (iv) executed counterparts to each of the Transaction Documents to which Target or any Holder is a party;

               (v) bank account signature cards for each account of Target;

               (vi) the Required Consents;

               (vii) executed counterparts of an Employment Agreement, in the form of Exhibit D, entered into as of the Closing Date by Target and Lewis (the "Employment Agreement");

               (viii) executed counterparts of a Noncompetition Agreement, in the form of Exhibit E, entered into as of the Closing Date by Acquiror and Lewis (the "Lewis Noncompetition Agreement");

               (ix) the Subordination Agreement; and (x) the Security Agreement.

          (b)   Acquiror   shall   deliver  the   following   to  the   Holders'
Representative:

               (i)  the  Aggregate  Merger  Consideration  (as  contemplated  by
Section 2.08);

               (ii) a certificate of the Secretary of Acquiror, in form and substance reasonably satisfactory to the Holders and their counsel, regarding Acquiror's Charter Documents, good standing, board of directors resolutions relating to the Transactions and the incumbency of Acquiror's officers;

               (iii) a certificate of the general partner of Acquisition Sub, in form and substance reasonably satisfactory to the Holders and their counsel, regarding Acquisition Sub's Charter Documents, good standing and the consent of the general partner relating to the Transactions;

               (iv) executed counterparts to each of the Transaction Documents (including the Employment Agreement) to which Acquiror or Acquisition Sub is a party;

               (v) the Subordination Agreement executed by Acquiror and all of Acquiror's Affiliates required to execute such agreement;

               (vi) the Security Agreement; and

               (vii) the Deed of Trust.

          (c) Acquiror shall file with the Secretary of State of Texas a duly executed Certificate of Merger, as required by the TBCA and the TRLPA, and the Parties shall take all such other and further actions as may be required by law to make the Merger effective upon the terms and subject to the conditions hereof.

     2.12 Contingent Merger Consideration Payments.

          (a) Subject to the conditions set forth in Section 2.12(b) of this Agreement, for each of the three (3) calendar years beginning with the calendar year in which the Closing occurs (the "Contingent Merger Consideration Period"), Acquiror will pay to Holders' Representative, as the representative of those holders of Target Capital Stock immediately prior to the Effective Time, an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the "Yearly Contingent Merger Consideration Amount").

          (b) Payment of the Yearly Contingent Merger Consideration Amount for any year shall be due only if Target and the Acquiror Affiliated Group have achieved, in such calendar year, aggregate revenue (net of any sales returns, allowances or discounts) of Target and Acquiror Affiliated Group from the sale of continuous tubular products used in subsea umbilical and gas lift operations ("Contingent Merger Consideration Revenue") of not less than sixteen million dollars ($16,000,000) ("Minimum Contingent Merger Consideration Revenue"). Contingent Merger Consideration Revenue shall not include non-continuous tubular products sold by Target or the Acquiror Affiliated Group or sales of continuous line pipe products or continuous downhole pipe products sold by Target or the Acquiror Affiliated Group. Acquiror shall prepare a computation of Contingent Merger Consideration Revenue based on the financial statements of Acquiror for each year during the Contingent Merger Consideration Period and will deliver such computation to the Holders' Representative not later than 90 days after the end of such fiscal year together with a certification setting forth the name of each member of the Acquiror Affiliated Group included in the computation of Contingent Merger Consideration Revenue and that such members of the Acquiror Affiliated Group are the only members of the Acquiror Affiliated Group required to be included in the calculation of Contingent Merger Consideration Revenue. If within 15 days following the delivery of such computation the Holders' Representative has not given Acquiror written notice of objection to such computation (such notice must contain a statement of the basis of such objection), then the computation shall be deemed to be approved by Holders' Representative. If the Holders' Representative gives written notice of objection within the time frame set forth above, any issues in dispute will be resolved in accordance with the provisions of Section 2.12(c). On the tenth business day following the final determination of Contingent Merger Consideration Revenue, if Minimum Contingent Merger Consideration Revenue has been achieved, Acquiror shall deliver the Yearly Contingent Merger Consideration Amount to the Holders' Representative by wire transfer pursuant to written instructions received by Acquiror from the Holders' Representative.

          (c) If the Holders' Representative objects to the calculation of Contingent Merger Consideration Revenue pursuant to Section 2.12(b), then the issues in dispute will be submitted to the St. Louis office of Deloitte & Touche LLP (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its independent public accountants and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; and (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the Holders (collectively) and Acquiror will each bear 50% of the fees of the Accountants for such determination.

     2.13 Registration Statement.

          (a) Within five (5) Business Days following the date of execution of this Agreement, Acquiror will prepare and file with the SEC a registration statement (the "Registration Statement") covering the total number of shares of Acquiror Common Stock to be delivered pursuant to Section 2.08 of this Agreement for an offering to be made on a continuous basis pursuant to Rule 415 (or similar rule that may be adopted by the SEC) under the Securities Act in accordance with the intended method of distribution of the "Selling Shareholders" (defined below).

          (b) Acquiror will use its reasonable best efforts to (1) have the Registration Statement declared effective by the SEC as soon as reasonably practicable following its filing with the SEC, and (2) keep such Registration Statement continuously in effect until the earlier to occur of (i) the second anniversary of the date of the Closing, extended as necessary in accordance with the provisions below relating to the suspension of the use of the prospectus contained in the Registration Statement, or (ii) the date on which all of the shares of Acquiror Common Stock registered under the Registration Statement are eligible to be sold by the current holders thereof pursuant to Rule 144 under the Securities Act; provided, however, that, in the event that, at any time after such Registration Statement is declared effective, Acquiror determines that an event or circumstance occurs and is continuing that (Y) has not been publicly disclosed and, if not disclosed in the Registration Statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented would, in the judgment of the Acquiror, result in the Registration Statement, any related prospectus or any such document containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein, or necessary in order to make the statements therein not misleading under the circumstances under which they were made, and
(Z) in the judgment of the Board of Directors of Acquiror, Acquiror has a bona fide business purpose for not then disclosing the existence of such event or circumstance, Acquiror may suspend the use by the Selling Shareholders of the prospectus contained in the Registration Statement of the Selling Shareholders (the "Prospectus"); provided, further, however, that the number of days that Acquiror is required to maintain the effectiveness of the Registration Statement pursuant to Section 2.13(b)(2)(i) above shall be extended by the number of days that the use of the Prospectus is suspended. Notwithstanding the foregoing, Acquiror may not suspend the use of the Prospectus for more than 45 consecutive days and in no event for more than an aggregate of 45 days during any 12-month period, unless the Board of Directors of Acquiror, in its good faith reasonable discretion determines that a longer period of suspension is required, and for only so long as such longer period is required, in order to prevent the disclosure of material information which would have a material adverse effect on Acquiror.

          (c) Those shareholders of Target receiving shares of Acquiror Common Stock in the merger who wish to sell any or all of such shares pursuant to the Registration Statement ("Selling Shareholders") shall, upon receiving written notice from the Acquiror of the suspension of the use of any Prospectus pursuant to Section 2.13(b) above, not effect sales of any shares of Acquiror Common Stock pursuant to such Prospectus for a period beginning on the date of receipt of such notice and expiring on the date upon which such information is disclosed to the public or ceases to be material, and in either case as evidenced by a notice from Acquiror to such Selling Shareholder to that effect.

          (d) Acquiror will use its best efforts to cause any Registration Statement or amendment, including any prospectus and any supplements thereto, and each report or other document incorporated by reference therein, when filed,
(i) to comply as to form with the requirements of the Securities Act or the Exchange Act, as applicable, in all material respects, and (ii) to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representation or warranty in respect of any information that any of the Selling Shareholders provide to Acquiror for the express purpose of inclusion in any Registration Statement.

          (e) As to any shares of Acquiror Common Stock to be registered pursuant this Section 2.13, Acquiror covenants and agrees that:

               (i) Prior to their filing with the SEC, Acquiror shall furnish to Locke, Liddell & Sapp LLP, counsel for Target, for purposes of such counsel's review thereof, copies of the Registration Statement and all amendments, including any prospectus and any supplements thereto;

               (ii) It shall immediately advise the Holders' Representative in writing of the occurrence and time of occurrence of each of the following events: (A) the issuance by the SEC of an order declaring a Registration Statement effective, including any post-effective amendment thereto; (B) any request by the SEC for an amendment of a Registration Statement as originally filed or as amended or as effective or for any amendment or supplement to the final prospectus or preliminary prospectus contained therein, or for any additional information with respect to a Registration Statement or such prospectus or any preliminary prospectus; (C) the occurrence of any event, of which Acquiror had knowledge, during the period of the effectiveness of a Registration Statement which requires that such final prospectus included in such Registration Statement be amended or supplemented in order to make the statements therein not misleading; (D) the refusal to qualify or the suspension of the qualification of such shares of Acquiror Common Stock for offering or sale in any jurisdiction, or for the institution of any proceedings for such purpose; (E) the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or any order suspending or preventing the use of such final prospectus or any such preliminary prospectus, or the initiation of any proceedings for such purpose; or (F) the receipt by Acquiror of any notification with respect to the suspension of the qualification of the shares of Acquiror Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

               (iii) It shall timely file all reports required by the Exchange Act and, subject to the proviso in Section 2.13(b) hereof, promptly amend or supplement a Registration Statement at any time during the required period of its effectiveness in order to make the statements therein not misleading, or as otherwise may be required by the Securities Act and the rules and regulations promulgated thereunder;

               (iv) It shall make every reasonable effort to prevent the issuance of any stop order or any suspension of the qualification (or exemption from qualification) of any of the shares of Acquiror Common Stock for sale in any jurisdiction described in Section 2.13(e)(v) below, and, if issued, to obtain the withdrawal thereof at the earliest practicable moment;

               (v) In the event the shares of Acquiror Common Stock are not deemed a "covered security" pursuant to Section 18 of the Securities Act, it will make every reasonable effort to qualify such shares of Acquiror Common Stock for offering and sale under the securities or "blue sky" laws of any states in which the Selling Shareholders require such qualification and will continue such qualifications in effect for so long as the Registration Statement is in effect for the distribution of the shares of Acquiror Common Stock; provided, however, that Acquiror shall not be required in connected therewith to qualify to do business as a foreign corporation in any such state;

               (vi) All expenses of any Registration Statement, and all amendments and supplements thereto, provided for in this Section 2.13 (including, without limitation, Acquiror's legal fees, accounting fees, printing costs, "blue sky," SEC filing fees, underwriting discounts, commissions, brokerage fees, and fees of legal counsel for the Selling Shareholders arising from or related to the registration or sale of the shares of Acquiror Common Stock), will be borne by Acquiror; provided that each Selling Shareholder shall bear any discounts, commissions, fees, or other amounts payable to underwriters or brokers in connection with its sale of such Selling Shareholder's shares of Acquiror Common Stock;

               (vii) Acquiror will furnish such number of copies of the prospectus, including any amendments or supplements thereto, as the Selling Shareholders reasonably request in order to facilitate their disposition of the registered shares of Acquiror Common Stock; and

               (viii) Within five (5) Business Days of the date of this Agreement, Acquiror will file an application to list or include the shares of Acquiror Common Stock to be delivered pursuant to Section 2.08 of this Agreement on each securities exchange on which similar securities are then listed or included, and Acquiror will thereafter use its reasonable best efforts to cause such shares to be so listed or included as promptly as practicable.

     2.14 Obligations of Acquiror and the Selling Shareholders.


          (a) Acquiror will indemnify each Selling Shareholder, each of its directors, officers, employees, partners and agents, and each person controlling such Selling Shareholder within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, with respect to any registration, qualification or compliance effected pursuant to Section 2.13, against any and all Losses (as such term is defined in Section 8.01(a)), including any Loss incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance or any preliminary prospectus, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances under which they were made, or any violation by Acquiror of the Securities Act, the Exchange Act or state securities law applicable to Acquiror in connection with any such registration, qualification or compliance or any preliminary prospectus, and shall reimburse each Selling Shareholder, each of its directors, officers, employees, partners and agents, and each person controlling such Selling Shareholder within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act, for reasonable legal and other expenses that such Selling Shareholder may incur in connection with investigating, preparing or defending any claim by a third party related thereto; provided, however, that the indemnity agreement contained in this Section 2.14(a) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of Acquiror (which consent shall not be unreasonably withheld) nor shall Acquiror be liable in any such case for any Loss caused by any untrue statement or omission (or alleged untrue statement or omission) made in reliance upon and in conformity with written information furnished for or in connection with such registration by the Selling Shareholder or its directors, officers, employees, partners, or agents.

          (b) Holders will, jointly and severally, indemnify and reimburse Acquiror, each of its directors, officers, employees, partners, and agents and each person controlling Acquiror within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Acquiror to each Selling Shareholder set forth in Section 2.14(a) as though in such Section 2.14(a) "Acquiror" means "Selling Shareholders" and "Selling Shareholders" means "Acquiror," but only with respect to any Loss arising out of written information relating to the Selling Shareholders furnished to the Acquiror in writing by the Selling Shareholders or their directors, officers, employees, partners or agents expressly for use in or in connection with any registration, qualification or compliance effected pursuant to Section 2.13 or any preliminary prospectus. Notwithstanding anything to the contrary in this Section 2.14(b), the indemnity agreement contained in this Section 2.14(b) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the applicable Selling Shareholder (which consent shall not be unreasonably withheld). In addition, in no event shall the indemnity provided by Holders under this Section 2.14(b) exceed the net proceeds from the offering received by the Selling Shareholders.

          (c) If the indemnification provided for in this Section 2.14 is held by a court of competent jurisdiction to be unavailable to any of the parties entitled thereto under this Agreement with respect to any Loss, then the indemnifying party, in lieu of indemnifying the party otherwise entitled to such indemnification, shall contribute to the amount paid of such Loss or payable by such parties in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the party entitled to such indemnification on the other, but also the relative fault of the indemnifying party on the one hand and of the party otherwise entitled to such indemnification on the other in connection with the statements or omissions or actions that resulted in Loss as well as any other relevant equitable considerations; provided, however, that in any such case, no person or entity liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity that was not liable for such fraudulent misrepresentation. The relative fault of the indemnifying party and of the party otherwise entitled to indemnification shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the party otherwise entitled to such indemnification and the relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission of or by the indemnifying party or the party otherwise entitled to such indemnification.

     2.15 Registration on Transfer of Shares of Acquiror Common Stock.

          (a) All certificates for shares of Acquiror Common Stock delivered under the terms of this Agreement shall bear the following legend:

               "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION, AN OPINION OF COUNSEL FOR OR SATISFACTORY TO (OR OTHER EVIDENCE SATISFACTORY TO) MAVERICK TUBE CORPORATION THAT REGISTRATION IS NOT REQUIRED (E.G., COMPLIANCE WITH THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER SUCH ACT), OR A NO-ACTION LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION."

The legend  required under this Section  2.15(a) shall remain in place until the
occurrence  of  the  declaration  by  the  SEC  of  the   effectiveness  of  the
Registration Statement.

          (b) An appropriate stop-transfer order shall be noted on the records of Acquiror's transfer agent with respect to the shares of Acquiror Common Stock issued pursuant to this Agreement, which stop-transfer order shall remain in effect with respect to any shares of Acquiror Common Stock so long as such shares are subject to the legending requirements set forth in this Section 2.15.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF EACH HOLDER

Each Holder, solely for itself (on a several, and not joint and several, basis), represents and warrants to Acquiror as follows:

     3.01 Organization,  Execution and Delivery;  Valid and Binding  Agreements.
Such Holder, if not an individual, is validly existing and in good standing under the laws of its state of organization. Such Holder:

          (a) has duly executed and delivered this Agreement; and

          (b) assuming that this Agreement is the legal, valid and binding agreement of the Acquiring Parties, then this Agreement is also the legal, valid, and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and general principles of equity.

     3.02 Authority; No Breach. Such Holder has the right, power, and authority and full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. If such Holder is not an individual, the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, directly or indirectly contravenes, conflicts with or results in a violation of any provision of such Holder's Charter Documents.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF Lewis AND FLP

Lewis and FLP, jointly and severally, hereby represent and warrant to the Acquiring Parties as follows:

     4.01 Due Organization. Target is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its Business in the manner as now conducted. Section 4.01 of the Disclosure Schedule sets forth (a) a list of all jurisdictions throughout the world in which Target is authorized or qualified to do business as a foreign corporation and (b) a list of all the officers and directors of Target. Target is qualified to do business and is in good standing in all jurisdictions where the failure to be in good standing would have a Material Adverse Effect. Target has delivered to Acquiror true, complete and correct copies of the Charter Documents of Target, as amended through the date hereof. Target is not in violation of any its Charter
Documents. At the Closing, all of the books of account, minute books, stock record books and other records of the Target will be in the possession of the Target.

     4.02 Authorization; Validity. Target has the corporate power, authority and legal right to execute, deliver and perform this Agreement and any other Transaction Document to which Target is a party. The execution, delivery and performance of this Agreement by Target has been duly authorized by all necessary corporate and shareholder action. Without limiting the generality of the foregoing sentence, Target has disclosed to each of its shareholders all information necessary and required to be disclosed to such shareholders under Texas Law. This Agreement and any other Transaction Document to which Target is a party has been duly executed and delivered by a duly authorized officer of Target, and this Agreement and the other Transaction Documents to which Target is a party constitute the legal, valid and binding obligations of Target, enforceable against Target in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and general principles of equity.

     4.03 Capital Stock of Target.

          (a) As of the date of this Agreement, Target has authorized (i) 94,000 shares of Common Stock, $0.01 par value, of which 4,900 shares are issued and outstanding and (ii) 6,000 shares of Preferred Stock, $0.01 par value, of which 6,000 shares are issued and outstanding.

          (b) A true and correct listing of the names and addresses of the record and beneficial holders of Target Capital Stock and the number of shares and classes of Target Capital Stock held by such holders is set forth in Section
4.03 of the Disclosure Schedule.

          (c Except as set forth in Section 4.03 of the Disclosure Schedule, there are no outstanding options, warrants, convertible securities, Contracts or rights of any kind to purchase or otherwise acquire from Target any shares of Target Capital Stock. Except as set forth in Section 4.03 of the Disclosure Schedule, no shares of Target Capital Stock are reserved or authorized for issuance.

          (d) All outstanding shares of Target Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Charter Documents of Target, all Contracts binding upon Target and all applicable federal, state and foreign securities laws, rules and regulations.

          (e) Other than as set forth herein, Target currently has no outstanding vote, plan or pending proposal involving any merger or consolidation of Target with or into any other Person, any sale of Target Capital Stock or any sale of assets of Target other than inventory and other assets sold in the ordinary course of business.

          (f) Except as set forth in Section 4.14 of the Disclosure Schedule, there are no Contracts among any Persons which affect or relate to the voting or giving of written consents with respect to any Target Capital Stock.

     4.04 Interest in Other Entities. Target has no Subsidiaries and owns no equity security of any Person and has no other ownership or other investment interest, either of record, beneficially or equitably, in any Person, except for bank, checking and money market accounts and other cash equivalent investments.

     4.05 No Conflicts. Except for the items set forth in Section 4.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Target does not contravene or violate (a) any Law or Court Order to which Target is subject or (b) the Charter Documents of Target, or any securities issued by Target; nor does such execution, delivery or performance, conflict with or result in a Default under any term, condition or provision of, or require the consent of any other party to, any Contract, indenture, plan, or any Governmental Permit to which Target is a party, by which Target may have rights or by which any of the Assets of Target may be bound or affected, or give any party with rights thereunder the right to consent to or receive notice of the Transaction, terminate, modify, accelerate or otherwise change the existing rights or obligations of Target thereunder.

     4.06 Financial Statements; Books of Account. Target has delivered to Acquiror (a) true, complete and correct copies of Target's audited balance sheets as of September 30, 2002, 2001 and 2000 and audited statements of income, changes in stockholders' equity and cash flows for the years then ended (collectively, the "Audited Financial Statements"); and (b) true, complete and correct copies of Target's unaudited balance sheet as of December 31, 2002 (the "Interim Balance Sheet" and the date of the Interim Balance Sheet is the "Interim Balance Sheet Date") and statement of income for the 3-month period then ended (such income statement, together with the Interim Balance Sheet, the "Interim Financial Statements" and, collectively with the Audited Financial Statements, the "Target Financial Statements"). Target Financial Statements have been prepared in accordance with GAAP, subject to, in the case of the Interim Financial Statements, the omission of footnote information and normal year-end adjustments. The Target Financial Statements present fairly in all material respects the financial position of Target as of the dates thereof and the results of its operations and cash flows (in the case of the Audited Financial Statements) for the periods then ended, in each case in accordance with GAAP, except for, in the case of Interim Financial Statements, the omission of footnote information and normal year end adjustments. Except as set forth in
Section 4.06 of the Disclosure Schedule, the books of account of Target reflect in all material respects its items of income and expense and assets and liabilities required to be reflected therein in accordance with GAAP.

     4.07 Accounts Receivable and Accounts Payable.

          (a) All accounts receivable that are reflected on the Interim Balance Sheet represent valid obligations arising from sales actually made or services actually performed by Target in the ordinary course and are not subject to defenses, set-offs or counterclaims, and such accounts receivable are collectible net of the reserve shown on the Interim Balance Sheet (which reserve is calculated consistent with past practice). Section 4.07(a) of the Disclosure Schedule sets forth a true and correct aging as of the Interim Balance Sheet Date of the accounts receivable shown on the Interim Balance Sheet.

          (b) All accounts payable that are reflected on the Interim Balance Sheet have been incurred or have arisen only in the ordinary course. There is no dispute or claim with any account creditor of any such account payable that could result in any such account payable being due in greater than its recorded amount, nor is there any reason to believe that any of the foregoing will occur, except as may be reserved in the Interim Balance Sheet. Section 4.07(b) of the Disclosure Schedule sets forth a true and correct aging as of the Interim
Balance  Sheet Date of the  accounts  payable set forth on the  Interim  Balance
Sheet.

     4.08 No Undisclosed Liabilities. Except as set forth in Section 4.08 of the Disclosure Schedule, Target has no Liabilities, except:

          (a) Liabilities pursuant to the terms of a Transaction Document;

          (b) those Liabilities set forth in the Target Financial Statements and not heretofore paid or discharged;

          (c) Liabilities arising in the ordinary course, and not by reason of any Default, under any Contract specifically disclosed in the Disclosure Schedule or not required to be so disclosed because of the term or amount involved or otherwise; and

          (d) Liabilities incurred in the ordinary course since the Interim Balance Sheet Date that are of a type that would normally appear on a balance sheet of Target as of the date hereof and which do not arise from breach of contract, breach of warranty, tort or infringement.

     4.09 Existing Conditions. Except as disclosed in Section 4.09 of the Disclosure Schedule, since the Interim Balance Sheet Date, Target has not:

          (a) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its equity securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its equity securities;

          (b) discharged or satisfied any Encumbrance, or paid any Liabilities, other than in the ordinary course, or failed to pay or discharge when due any Liabilities;

          (c) sold, assigned or transferred or agreed to sell, assign or transfer any of its Assets except in the ordinary course;

          (d) incurred, issued, assumed or guaranteed any indebtedness for money borrowed or any other indebtedness of any type or subjected to or created any Encumbrance with respect to any of its Assets, other than in the ordinary course of business pursuant to its existing revolving credit facility;

          (e) made or suffered any amendment or termination of any material Contract, to which it is a party or by which it is or any of its Assets are bound, or canceled, modified or waived any material debts or claims held by it, other than in the ordinary course, or waived any right of material value, other than in the ordinary course;

          (f) suffered any material damage, destruction or loss, whether or not covered by insurance, (i) adversely affecting the Business or (ii) of any item carried on its books of account, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required to conduct its Business and operations;

          (g) suffered any Material Adverse Effect;

          (h) made any capital expenditures or capital additions or betterments, except such as may be involved in the ordinary repair, maintenance and replacement of its Assets;

          (i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or Holders, or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

          (j) made any payment to any holder of Target Capital Stock with respect to any indebtedness owed to any holder; or

          (k) entered into transactions or agreements, other than in the ordinary course.

     4.10 Assets.

          (a) Except as to Intellectual Property (representations for which are set forth in Section 4.12), Target has good and indefeasible title to, valid leasehold interests in or valid licenses to use, all of its Assets used or held for use in connection with the Business, including all of the Assets reflected on the Interim Balance Sheet and those acquired since the Interim Balance Sheet Date (except in each case for Assets sold or otherwise disposed of since the Interim Balance Sheet Date in the ordinary course), except as set forth on
Section 4.10 of the Disclosure Schedule, free and clear of all Encumbrances other than Permitted Liens. The Assets of Target constitute all Assets material to the operation of the Business as currently conducted by Target. The Assets include, but are not limited to, the machinery, equipment, furniture, furnishings and fixtures listed on Section 4.10 of the Disclosure Schedule, all of which Assets Target has good and indefeasible title to.

          (b) Except those items disclosed in Section 4.10 of the Disclosure Schedule, all Contracts pursuant to which Target has obtained the right to use any fixed assets are valid and effective in accordance with their respective terms, and there is no Default under any of such Contracts.

          (c) All facilities, vehicles, machinery, equipment and other items of tangible personal property carried on the books of account of Target (i) are in good operating condition and repair, subject to normal wear and maintenance,
(ii) are useable in the regular and ordinary course and (iii) except as would not have a Material Adverse Effect, conform to all applicable Laws relating to their construction, use, operation or maintenance.

     4.11 Real Property.

          (a) For purposes of this Agreement, "Real Property" means all interests in land and buildings, structures and other improvements thereon.

          (b) Section 4.11(b) of the Disclosure Schedule contains a complete and accurate description of all Real Property owned by Target. Target leases no real property. The Real Property listed in Section 4.11(b) of the Disclosure Schedule (the "Identified Real Property") includes all interests in Real Property necessary to conduct the Business as currently conducted.

          (c) Except as set forth in Section 4.11(c) of the Disclosure Schedule:

               (i) Target owns the Identified Real Property free and clear of any Encumbrance except Permitted Liens.

               (ii) All structural, mechanical and other physical systems thereof that constitute part of the Identified Real Property are in good operating condition and repair, subject to normal wear and maintenance.

               (iii) Except as would not have a Material Adverse Effect, Target's present use of the Identified Real Property complies with all applicable Laws, Court Orders, Governmental Permits, or restrictions of any Governmental Body having jurisdiction over any portion of the Identified Real Property and Target has obtained all approvals of any Governmental Body (including, certificates of use and occupancy, licenses and permits) required in connection with the use of the Identified Real Property.

               (iv) There are no parties other than Target in possession of any of the Identified Real Property, and there are no leases, subleases, co-location agreements, licenses, concessions or other Contracts granting to any party or parties the right of use or occupancy of any portion of the Identified Real Property.

               (v) There are no service Contracts relating to the use or operation of the Identified Real Property to which Target is a party.

               (vi) All permits and authorizations in any manner related to the Identified Real Property and all other Contracts pursuant to which Target has obtained the right to use any Identified Real Property are valid and effective in accordance with their respective terms, and there is no Default under any of such permits, authorizations, or Contracts.

     4.12 Intellectual Property and Products.

          (a) As used in this Agreement, "Intellectual Property" means all Patents, Trademarks, inventions, Copyrights, internet domain names, Trade Secrets and any and all other intellectual property used in, or necessary to operate, the Business as now conducted. Target has good legal title to, or has a valid and enforceable license to use, all of the Intellectual Property. Section
4.12 of the  Disclosure  Schedule  sets forth a complete and correct list of all
(i) registered Patents, Trademarks and Copyrights owned by the Target and (ii) licenses regarding the use of Intellectual Property to which Target is a party (the "Licenses"), other than licenses with respect to "off-the-shelf" software, each with a cost of less than $1,000. Except as set forth on Section 4.12 of the Disclosure Schedule, (a) to the Knowledge of Holders, the conduct of the business of Target as currently conducted, including, without limitation, all Intellectual Property used by Target in the conduct of such business, does not conflict with or infringe upon any proprietary right of any third party in any material respect and (b) there is no claim pending or, to the Knowledge of Holders, threatened that (i) alleges any such conflict with or infringement of any third party's proprietary rights by Target or (ii) challenges Target's ownership or use of any Intellectual Property. Except as set forth on Section
4.12 of the Disclosure Schedule, Target is not under any obligation to pay royalties or other payments in connection with any Contract to use the Intellectual Property and is not restricted from assigning its rights respecting Intellectual Property.

          (b) Except as disclosed in Section 4.12 of the Disclosure Schedule, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), to the Knowledge of Holders are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of Holders there are no potentially interfering patents or patent applications of any third party. To the Knowledge of Holders, no Patent is infringed or has been challenged or threatened in any way.

          (c) Each License is in full force and effect and is valid and enforceable in accordance with its terms. Target, and, to the Knowledge of Holders, each other party to such License are in compliance with the terms of such License and are not in Default. There are no outstanding and, to the Knowledge of Holders, no threatened disputes, disagreements or requests for renegotiation with respect to any such License. The Target does not currently, and has not since January 31, 1997 (date of Quality Tube license agreement), made or sold any product used or intended to be used in any wellbore, downhole oil and gas production, completion or workover activities.

          (d) To the Knowledge of Holders none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

     4.13 Deposit Accounts; Powers of Attorney. Section 4.13 of the Disclosure Schedule sets forth a complete and accurate list of:

          (a) the name of each financial institution in which Target has any account or safe deposit box;

          (b) the names in which the accounts or boxes are held;

          (c) the type of account;

          (d) the name of each Person authorized to draw thereon or have access thereto; and

          (e) the name of each Person holding a general or special power of attorney from Target and a description of the terms of such power.

     4.14 Contracts and  Commitments.  Except as listed and described in Section
4.14 of the Disclosure Schedule, Target is not a party to any:

          (a) material Contract or commitment for services with any present or former employee or consultant (other than Contracts where the sole remaining obligations relate to non-disclosure, non-solicitation, non-compete or other similar provisions binding upon the parties other than Target);

          (b)  Contract  with  any  labor  union  or  other   representative  of
employees;

          (c) Contract for the future purchase of, or payment for, goods or services by a third party (other than Contracts that are terminable upon not more than 30 days prior written notice without payment or penalty);

          (d) Contract for the sale or supply of products or performance of services by Target;

          (e) Contract not otherwise listed in Section 4.14 of the Disclosure Schedule under which any Encumbrance on any Assets of Target exists;

          (f) representative, sales agency, dealer or distributor Contract;

          (g) lease under which Target is either lessor or lessee;

          (h) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money (including, loans to or from officers, directors, securityholders or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person;

          (i) Contract for any charitable or political contribution;

          (j) Contract for any capital expenditure;

          (k) license, franchise, or distributorship Contract (other than licenses of Intellectual Property listed on Section 4.12 of the Disclosure Schedule); or

          (l) material Contract not made in the ordinary course.

Except as may be disclosed in Section 4.14 of the Disclosure Schedule, each of the Contracts listed in Section 4.14 of the Disclosure Schedule is valid and enforceable in accordance with its terms. Except as disclosed in Section 4.05 of the Disclosure Schedule, Target is in compliance with and is not in default under any of the Contracts listed in Section 4.14 of the Disclosure Schedule. To the Knowledge of Holders, each other party to the listed Contracts is in compliance with the provisions thereof and not in Default.

     4.15 Customers and Suppliers.

          (a) Section 4.15(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) customers that have generated sales in an amount equal to or exceeding $500,000 since April 29, 1997 (the "Significant Customers") and
(ii) the 10 suppliers who have supplied the largest amount by dollar volume of products and services to Target from January 1, 2002 through December 31, 2002 (the "Significant Suppliers").

          (b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, none of the Significant Customers has canceled or substantially reduced or is, to the Knowledge of Holders, currently attempting or threatening or planning to or is otherwise affected by circumstances that would cause such Person to cancel or substantially reduce the purchase of tubing and other products from Target, other than circumstances generally applicable to the industry in which such Significant Customer operates or the economy in general in which such Significant Customer conducts business. Except as set forth in Section 4.15(b) of the Disclosure Schedule, the supply of products or services by such Significant Suppliers is effected solely through the use of purchase orders and Target has no Contract with any of the Significant Suppliers, and, to the Knowledge of Holders, no Significant Supplier has given Target notice that it intends to terminate or modify its relationship with Target.

          (c) To the Knowledge of Holders, none of the intermediate processors of Target's products have refused to use Target's products, negatively portrayed Target's products to actively prevent the use of Target's products or actively promoted the use of other products over the use of Target's products. To the Knowledge of Holders, no Person who purchases products from the intermediate processors referred to above has given notice or threatened that any action will be taken to prevent the use of Target's products by such intermediate processors.

     4.16 Conditions Affecting Target. Except as set forth in Section 4.16 of the Disclosure Schedule, to the Knowledge of Holders there are no conditions existing with respect to Target's products, services, clients (other than circumstances generally applicable to the industry in which Target or such clients operate or the economy in general in which Target or such clients conduct business), facilities or personnel which have had or would reasonably be expected to have a Material Adverse Effect.

     4.17 Insurance. Target has made available true and complete copies of all policies of insurance maintained on behalf of Target. To the Knowledge of Holders, Target has not failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Other than claims under Target's medical benefit plans, all existing notices and claims are listed in Section 4.17 of the Disclosure Schedule. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by Target. There are no outstanding unpaid premiums or claims. No such policies are subject to any retroactive premiums. To the Knowledge of Holders, there is no state of facts or the occurrence of any event which reasonably might form the basis of any claim against Target. To the Knowledge of Holders, there is no condition existing with respect to Target (other than conditions generally applicable to the insurance industry or economy in general or the industry in which Target operates), or which might materially increase the insurance premiums payable under any such policy. There are no outstanding bonds and other security arrangements issued or entered into in connection with the Business.

     4.18 Compliance with Law. Target is not in violation of or Default under any Law to which it or its Assets or operations or Business is subject and has not failed to obtain or to adhere to the requirements of any Governmental Permit necessary to the ownership of the Assets or to the conduct of the Business, in any case which would have a Material Adverse Effect. Neither Target, nor any officer, employee or agent of, nor any consultant to, Target or any Holder has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office (other than lawful campaign contributions), or an official or employee of any Governmental Body or an officer or employee of any client, customer or supplier of Target. In addition, Target has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken or failed to take any action that has caused or may cause Target to be in violation of any Law including the Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar effect. Target has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in their normally maintained books and records.

     4.19 No Litigation. Except as set forth in Section 4.19 of the Disclosure Schedule, there is no Litigation or other proceeding of or before any Governmental Body pending or, to the Knowledge of Holders, threatened (i) against Target, any of its Assets or the Business or any of its directors, officers or employees with respect to their activities as such directors, officers or employees, or (ii) relating to the Transactions. Target is not a party to or subject to the provisions of any Court Order.

     4.20  Permits.  Except  as set  forth  in  Section  4.20 of the  Disclosure
Schedule, Target owns or holds all material Governmental Permits (including motor vehicle titles and current registrations and fuel permits) necessary for the operation of the Business (collectively, "Target Permits") as it is currently conducted, except as would not have a Material Adverse Effect. Set forth in Section 4.20 of the Disclosure Schedule is a complete and accurate list of all such Target Permits. Target has not received any written notice that any Governmental Body intends to modify, cancel, terminate or fail to renew any Target Permit. Except as set forth in Section 4.20 of the Disclosure Schedule, no present or former officer or employee of Target or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Target Permits. Target has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in Target Permits and is not in violation of any of the foregoing, except as would not have a Material Adverse Effect. Except as set forth in Section 4.05 or 4.20 of the Disclosure Schedule, the Transactions will not result in a Default or adversely affect the rights and benefits afforded to Target by any Target Permit.

     4.21 Tax Matters. Except as disclosed in Section 4.21 of the Disclosure Schedule, (a) all Tax Returns with respect to all Taxes required to be filed by Target with respect to all periods ending prior to the Closing have been filed on or before the due date thereof (including any extensions of time granted to file such Tax Returns), and all such Tax Returns were correct and complete in all material respects; (b) all Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid; (c) no claim has ever been made by a taxing authority or Governmental Body in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
(d) there are no Encumbrances other than Permitted Liens on any of the Assets of any of Target that arose in connection with any failure (or alleged failure) to pay any Tax; (e) Target has not received any notice of assessment or proposed assessment from the Internal Revenue Service (the "IRS") or any other Governmental Body in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted against Target or any of its Assets or properties; (f) there is no examination by the IRS or any other Governmental Body affecting Target presently pending or, to the Knowledge of Holders, contemplated and Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (g) all payroll, sales, employment, and any other Taxes which Target is required by any applicable Law to withhold or collect with respect to all periods ending prior to the Closing have been withheld or collected and have been paid over to the proper Governmental Body or are properly held by Target, as applicable, for such payment; (h) Target has not filed a consent under
Section 341(f) of the Code concerning collapsible corporations; (i) any withholding obligation imposed on Target by Section 4999(c)(1) of the Code that arose prior to or on the Effective Time has been satisfied; (j) Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (k) Target is not a party to any Tax allocation, Tax sharing, Tax indemnification or similar Contract; (l) since its incorporation or organization, Target (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or similar provisions of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise; (m) the unpaid Taxes of Target for the period ending December 31, 2002 do not exceed the reserve for Taxes (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income), which reserve is included in the "Accrued Expenses" amount set forth on the face of the Interim Balance Sheet; (n) no Taxes have been incurred in the period beginning December 31, 2002 and ending immediately prior to the Closing other than in the ordinary course of business; and (o) Target will not be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of applicable Tax Law); (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

     4.22 Employee Matters and Benefit Plans. Except as listed on Schedule 4.22 of the Disclosure Schedule, Target does not (i) maintain or contribute to any nonqualified deferred compensation or retirement plans, (ii) maintain or contribute to any qualified defined contribution retirement plans, (iii) maintain or contribute to any qualified defined benefit pension plans (the plans described in (ii) and (iii) are collectively referred to as the "Pension Plans"), (iv) maintain or contribute to any welfare benefit plans (the "Welfare Plans"), and (v) contribute to any multiemployer plans (as defined in ERISA). The Pension Plans and the Welfare Plans are collectively referred to as the "Benefit Plans." The Benefit Plans comply in form and in operation in all material respects with the requirements of the Code and ERISA. With respect to the Benefit Plans, (i) all required contributions have been made or properly accrued, to the extent required by GAAP, (ii) there are no actions, suits, or claims pending, other than routine claims for benefits, and (iii) there have been no "prohibited transactions" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code).

     4.23 Labor and Employment Matters. Except as set forth in Section 4.23 of the Disclosure Schedule:

          (a) Target is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, any such laws respecting minimum wage and overtime payments, employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

          (b) there is not now, nor within the past three years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Holders, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Target, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any Liability to Target;

          (c) the employees of Target are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against Target or currently being negotiated by Target;

          (d) all Persons classified by Target as independent contractors satisfy and have satisfied the requirements of any applicable Law to be so classified, and Target has fully and accurately reported such independent contractors' compensation on IRS Forms 1099 when required to do so;

          (e) Target has provided Acquiror with the names and titles of and current annual base salary or hourly rates for the seven (7) most highly compensated Employees of Target, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such Person during the past or current fiscal year;

          (f) Target has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Target under any worker's compensation policy or long-term disability policy.

     4.24 Environmental Matters. Except as set forth on Schedule 4.24 of the Disclosure Schedule, to the Knowledge of Holders: (a) there has been no Release, Threat of Release, spill, leak, discharge or emission of any Hazardous Material to the air, surface water, groundwater or soil of the Real Property requiring corrective action under, or that is a violation of, any applicable Environmental Law; (b) Target is in compliance with applicable Environmental Law, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect; (c) there is not currently in effect, and there has not been, any written complaint, Court Order, directive, claim, citation, notice, information request or investigation by any Governmental Body or any other Person, with respect to any Release, Threat of Release, spill, leak, discharge or emission of any Hazardous Material to the air, surface water, groundwater or soil of the Real Property that is a violation or alleged violation of any applicable Environmental Law; and (d) Target has in full force and effect all material environmental permits, licenses and other authorizations required to conduct its operations and is operating in material compliance thereunder.

     4.25 No Third Party Options. There are no Contracts, options, or rights with, to or in any third Person to purchase or otherwise acquire any of Target's Assets or rights or any interest therein, except for those Contracts entered into in the ordinary course for the sale of Target's products and services.

     4.26 Transactions with Affiliates. Neither Lewis nor FLP nor, to the Knowledge of Holders, any director of Target owns directly or indirectly, an interest in any Person that is a party to any material Contract with Target or conducts the same business as, or a similar business to, the Business.

     4.27 Warranty Claims. There are no warranty claims pending or, to the Knowledge of Holders, threatened against Target. No material warranty claims have been asserted against Target since its inception.

     4.28 No Brokers or Finders. Except as set forth on Section 4.28 of the Disclosure Schedule, Target will have no Liability to any Person for any commission or finder's or similar fee in connection with the Transactions.

     4.29 Transaction Expenses. Target has not incurred fees or expenses with respect to the Transactions since December 31, 2002, except those to be reimbursed by the Holders at closing pursuant to Section 9.04.

                                   ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES

The Acquiring Parties, jointly and severally, hereby represent and warrant to the Holders as follows:

     5.01 Due Organization. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its Assets and to carry on its business in the places and in the manner as now conducted, and Acquisition Sub is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite limited partnership power and authority to own, operate and lease its Assets and to carry on its business in the places and in the manner now conducted. Each Acquiring Party is authorized, qualified or licensed in all jurisdictions where such authorization, qualification or license is required, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on or materially restrict the business, operations, results of operations, Assets, or financial condition of such Acquiring Party.

     5.02 Authorization; Validity. Each Acquiring Party has the corporate or limited partnership power (as applicable), authority and legal right to execute, deliver and perform this Agreement and any other Transaction Document to which it is a party. The execution, delivery and performance of this Agreement and any other Transaction Document to which it is a party by each Acquiring Party has been duly authorized by all necessary corporate action (no stockholder action being required) or limited partnership action, as applicable. This Agreement and such Transaction Documents have been duly executed and delivered on behalf of each Acquiring Party by a duly authorized officer or other Person, and constitute the legal, valid and binding obligations of the Acquiring Parties enforceable against them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and general principles of equity.

     5.03 No Conflicts. Except as set forth on Schedule 5.03 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and any other Transaction Document to which any Acquiring Party is a party will not contravene or violate (a) any Law or Court Order to which such Acquiring Party is subject or (b) the Charter Documents of such Acquiring Party or any securities issued by such Acquiring Party; nor will such execution, delivery or performance result in a Default under any term, condition or provision of, or require the consent of any other party to, any Contract, or any Governmental Permit to which such Acquiring Party is a party, by which such Acquiring Party may have rights or by which any of the assets of such Acquiring Party may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of such Acquiring Party thereunder. Except for filings required under the Securities Act and under state blue sky laws, as contemplated under
Section 2.13, no authorization, approval, or consent, and to the Acquiror's Knowledge, no registration or filing with any Governmental Body is required in connection with the execution, delivery and performance of this Agreement by Acquiring Parties or the consummation of the Transactions.

     5.04 Public Filings. Acquiror has filed with the Securities and Exchange Commission ("SEC") all reports required to be filed pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, to be filed by Acquiror since December 31, 2000 (collectively, and in each case including all amendments thereto, the "Public Documents"). To the Knowledge of Acquiror, as of their respective dates, except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof, the Public Documents complied in all material respects with the requirements of the Exchange Act, and none of the Public Documents (including any and all financial statements included therein) as of such dates and as of the date hereof contained or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Acquiror, the consolidated financial statements of Acquiror included in the Public Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and such financial statements present fairly, in all material respects the consolidated financial position of Acquiror and its subsidiaries at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP.

     5.05 No Brokers or Finders.  Acquiror  will have no liability to any Person
for  any  commission  or  finder's  or  similar  fee  in  connection   with  the
Transactions.

     5.06 Acquiror Common Stock. Upon issuance in accordance with this Agreement, the shares of Acquiror Common Stock delivered to the Holders will be duly authorized, validly issued, fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right.

     5.07 No Undisclosed Liabilities. Except as set forth in the Public Documents, there are no debts, liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations, assets, properties or financial condition of Acquiror.

     5.08 Certain Tax Matters.

          (a) Acquisition Sub has at all times since its formation, through its election, been classified as an association taxable as a corporation for federal tax purposes pursuant to Treasury Regulations Section 301.7701-3.

          (b) All the membership interests of each of the partners of Acquisition Sub are owned by Acquiror. Each of the partners of Acquisition Sub has at all times since its formation been disregarded for federal tax purposes as provided in Treasury Regulations Section 301.7701-3.

          (c) Prior to the Merger, Acquiror has been in control of Acquisition Sub within the meaning of Section 368(c) of the Code.

          (d)  Acquiror  has no plan  or  present  intention  to  liquidate  the
Surviving Entity, to merge the Surviving Entity with and into another corporation or other entity, to sell or otherwise dispose of the ownership interests of the Surviving Entity, or to cause the Surviving Entity to sell or otherwise dispose of any of the assets of Target acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 3 68(a)(2)(C) of the Code and Treasury Regulation Sections 1.368-2(f) and 1.368-2(k).

          (e) Neither Acquiror nor Acquisition Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          (f) Neither Acquiror nor Acquisition Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     5.09 No Litigation or Court Order. To the knowledge of the Acquiring Parties, there is no pending or threatened Litigation or other proceeding of or before any Governmental Body, or Court Order, relating to the Transactions.

                                   ARTICLE 6
                            COVENANTS AND AGREEMENTS

     6.01 Cooperation. Target, the Holders and Acquiror shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection with the review or audit of the financial statements of Target by Acquiror's accountants, if required, the chief executive or chief financial officer of Target shall execute any documentation reasonably required by Acquiror's accountants.

     6.02 Access to Books and Records. From and after the Closing, Acquiror shall provide the Holders and their agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of (i) Target with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not relating to or arising out of the Transaction Documents or the Transactions, and (ii) Target and those members of the Acquiror Affiliated Group that were included in the calculation of Contingent Merger Consideration Revenue, provided Holders and their agents have signed a confidentiality agreement and agreed to use such information only in connection with the determination of Contingent Merger Consideration Revenue for any year. Acquiror shall not for a period of seven years following the Closing Date, destroy, alter, or otherwise dispose of (or permit any such destruction, alteration or disposal of) any of the books and records of Target for periods prior to the Closing Date without first offering to surrender to the Holders such books and records or any portion thereof which Acquiror may intend to destroy, alter, or dispose of.

     6.03 Publicity. No press release or public announcement related to this Agreement or the Transactions contemplated herein shall be issued or made without the joint approval of Acquiror and the Holders' Representative, unless required by law (in the reasonable opinion of counsel) in which case Acquiror and Holders' Representative shall have the right to review such press release or announcement prior to publication.

     6.04 Reorganization Status. None of the Parties shall take any actions or fail to take an action after the completion of the Merger that could cause the Merger to cease to qualify as a 368 Reorganization. Each Party agrees to report the Transaction as a tax-free reorganization for all relevant Tax purposes.

     6.05 Tax Return Preparation.

          (a) Acquiror shall not file any amended Tax Returns for Target for Tax Returns filed prior to the date hereof that could reasonably be expected to result in an indemnification claim by Acquiror under this Agreement without the prior written consent of the Holders' Representative, which will not be withheld if Acquiror delivers an opinion of counsel reasonably acceptable to the Holders' Representative that such amended return is required under applicable Law, or if such amended Tax Return is to be filed as a result of a final determination (as defined in Section 1313 of the Code) of the issues raised in the original Tax Return.

          (b) Acquiror shall prepare all Tax Returns for Target (including related information returns, such as IRS Form W-2 and other employee forms) for periods that end on or before or include the Closing Date (each a "Final Tax Return") in a manner consistent with the past Tax Returns filed by the Target (unless Acquiror determines in good faith there is no reasonable basis to continue such reporting). No election shall be made under Reg. Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items of income and expense between the Final Tax Return for the period January 1, 2003 through the Effective Time and the period beginning the day after the Effective Time and ending on December 31, 2003 unless the Holders' Representative consents in writing to such election, and such consent shall not be withheld if the election could not reasonably result in an indemnification of an Acquiror Indemnified Party under this Agreement. Any items of income or expense that arise on the date of Closing as a result of the Merger or as a result of including Target in the Acquiror consolidated tax return shall be deemed to arise on the next business day, as provided in Reg. Section 1.1502-76(b), and will not be deemed to occur prior to the Closing.

          (c) The filing of any Final Tax Return shall be subject to the prior review of the Holders' Representative. No later than 45 days prior to the filing due date (including extensions) of a Final Tax Return, Acquiror shall provide Holders' Representative with a copy of the draft Final Tax Return. If Holder's Representative shall have delivered to Acquiror within twenty business days of Holders' Representative's receipt of such draft Final Tax Return written notice of its disagreement with such draft Final Tax Return, specifying with reasonable particularity all items of disagreement with such draft, Acquiror and Holders' Representative shall resolve any such items of disagreement prior to the filing of such Final Tax Return.

     6.06.....Tax  Covenants.  Following  the Merger,  the historic  business of
Target will be continued by, or a significant portion of Target's historic business assets will be used in a business of: (i) the Acquiring Parties; (ii) a corporation within Acquiror's qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)); or (iii) a partnership described in Treasury Regulation Section 1.368-1(d)(4)(iii). For a period of not less than two years following the Effective Time, neither the Surviving Entity nor any partner of the Surviving Entity will issue additional ownership interests in their respective entities that would result in Acquiror losing control of Acquisition Sub within the meaning of Section 368(c) of the Code.

                                    ARTICLE 7
                            CONDITIONS TO THE MERGER

     7.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or restricting the conduct or operations of the business of the Surviving Entity shall be in effect, nor shall any proceeding brought by any Governmental Body, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger unlawful. (b) Subordination Agreement. JPMorgan shall have executed and delivered to Lewis and Acquiror the Subordination Agreement.

     7.02 Additional Conditions to Obligations of the Target and the Holders. The obligations of the Target and the Holders to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Target and the Holders:

          (a) Representations and Warranties. The representations and warranties of Acquiror and Acquisition Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and
(ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date. Each of Acquiror and Acquisition Sub shall have delivered a signed certificate executed by its chief financial officer and general partner, respectively, with respect to the foregoing to the Target and the Holders' Representative.

          (b) Agreements and Covenants. Acquiror and Acquisition Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time, and each of Acquiror and Acquisition Sub shall have delivered a signed certificate executed by its chief financial officer and general partner, respectively, to such effect to the Target and the Holder's Representative.

          (c) Legal Opinion. The Target and the Holders shall have received a legal opinion from Gallop, Johnson & Neuman, L.C., legal counsel to Acquiror and Acquisition Sub, substantially in the form of Exhibit G attached hereto.

          (d) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Acquiror, Acquisition Sub or the Target, their respective properties or any of their officers or directors or partners arising out of, or in any way connected with, the Merger or the other Transactions.

          (e) The SEC shall have issued an order declaring the Registration Statement effective.

     7.03 Additional Conditions to the Obligations of Acquiror and Acquisition Sub. The obligations of Acquiror and Acquisition Sub to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

          (a) Representations and Warranties. The representations and warranties of Holders contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date. Acquiror shall have received a signed certificate of Holders with respect to the foregoing.

          (b) Agreements and Covenants. Target and Holders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time, and Acquiror shall have received a signed certificate of Holders to such effect.

          (c) Third Party Consents. All Required Consents shall have been obtained.

          (d) Legal Opinion. Acquiror shall have received a legal opinion from Locke Liddell & Sapp LLP, legal counsel to the Target, substantially in the form of Exhibit F.

          (e) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Acquiror, Acquisition Sub or the Target, their respective properties or any of their officers or directors or partners arising out of or in any way connected with the Merger or the other Transactions.

          (f) Senior Lender Approval. Acquiror shall have received approval of the Transactions from JP Morgan Chase Bank as administrative agent for the lenders who are a party to that Amended and Restated Credit Agreement dated
December 31, 2002 (the "Credit Agreement") and all of the consents required under the Credit Agreement.

          (g) Dissenter's Rights. No holder of Target Capital Stock shall have exercised his or its Dissenter's Rights with respect to such Target Capital Stock.

          (h) Other Requirements. Acquiror shall have received:

               (i) evidence reasonably satisfactory to the Acquiror that the Buy-Sell Agreement among the Target and certain shareholders of the Target has been terminated;

               (ii) a true, complete and correct copy of Target's unaudited balance sheet as of the close of business on January 31, 2003;

               (iii) a true and correct aging as of January 31, 2003 of the accounts receivable shown on the balance sheet delivered pursuant to Section 7.03(g)(ii) above;

               (iv) a true and correct aging as of January 31, 2003 of the accounts payable shown on the balance sheet delivered pursuant to Section 7.03(g)(ii) above; and

               (v) payoff letters and discharge documents, reasonably acceptable to Acquiror, from Bank One, NA, which payoff letters and discharge documents shall (A) reflect the amounts required in order to pay in full all obligations of the Target to Bank One, N.A. as of the Closing Date, and (B) provide that, upon payment in full of the amounts indicated, all claims, encumbrances, security interests and other charges of such Person in and to the properties and Assets of the Target shall be terminated and of no further force and effect, and that such Person shall forthwith execute and deliver to Acquiror any and all terminations and releases (including, without limitation, UCC-3 termination statements) necessary to evidence the foregoing.

                                   ARTICLE 7A
                                   TERMINATION

     7A.01 Termination Event This Agreement may, by notice given prior to or at the Closing, be terminated (a) by mutual written consent of Target and Acquiror or (b) by either Target or Acquiror if the Closing has not occurred (other than for the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement, including, in the case of Target, the failure of Holders to comply fully with their obligations under this Agreement) on or before the later of (i) March 15, 2003, (ii) if all conditions set forth in Article 7 other than the condition set forth in Section 7.02(e) have been fulfilled or waived by the applicable party, the date that is the earlier of (1) one business day after the SEC shall have issued an order declaring the Registration Statement effective or (2) April 30, 2003, or (iii) such later date as the parties may agree upon. 7A.02 Effect of Termination If this Agreement is terminated pursuant to Section 7A.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 9.04 shall survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of another party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. ARTICLE 8 INDEMNIFICATION

     8.01 Indemnification by the Holders. Each Holder, severally and not jointly, shall indemnify, defend, protect and hold harmless the Acquiror and its Affiliates (including the Surviving Corporation) and each of their officers, directors, members, managers and employees (collectively, the "Acquiror Indemnified Parties") from, against and in respect of:

          (a) all Liabilities, losses, claims, damages, fines, penalties, assessments, adjustments, settlement payments, deficiencies, diminution in value, costs and expenses (including reasonable attorneys' fees and expenses of investigation, but excluding special, incidental, consequential or punitive damages) (collectively, "Losses") suffered, sustained, incurred or paid by any Acquiror Indemnified Party in connection with, resulting from or arising out of, directly or indirectly any breach of any representation or warranty of such Holders set forth in Article 3 of this Agreement or any covenant or obligation of such Holder set forth in this Agreement or in any certificate or other writing delivered by such Holder in connection herewith; and

          (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.01.

     8.02 Indemnification by Lewis and FLP. Lewis and FLP, jointly and severally, shall indemnify, defend, protect and hold harmless the Acquiror Indemnified Parties from, against and in respect of:

          (a) All Losses suffered, sustained, incurred or paid by any Acquiror Indemnified Party in connection with, resulting from or arising out of, directly or indirectly, any breach of any representation or warranty of Lewis and FLP set forth in Article 4 of this Agreement or any covenant or obligation of Target, or of Holders specifically made jointly and severally, set forth in this Agreement or any certificate or other writing delivered by Target in connection herewith;

          (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.02; and

          (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Target (or any Person acting on the Target's behalf) or by any Person for professional or other fees incurred by Target in connection with the transactions contemplated by this Agreement.

     8.03 Indemnification by the Acquiring Parties. The Acquiring Parties, jointly and severally, shall indemnify, defend, protect and hold harmless each Holder and his or its officers, directors, partners, trustees, managers, employees, heirs, administrators, and personal representatives (collectively, the "Holder Indemnified Parties") from, against and in respect of:

          (a) All Losses suffered, sustained, incurred or paid by any Holder Indemnified Party in connection with, resulting from or arising out of, directly or indirectly, any breach of any representation or warranty of the Acquiring Parties set forth in Article 5 of this Agreement or any covenant or obligation of either Acquiring Party set forth in this Agreement or any certificate or other writing delivered by either Acquiring Party in connection herewith;

          (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.03; and

          (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Acquiring Party (or any Person acting on behalf of either Acquiring Party) or by any Person for professional or other fees incurred by either Acquiring Party in connection with the transactions contemplated by this Agreement; provided, however, this shall not include claims based upon agreements or understandings alleged to have been made by Target prior to the consummation of the Merger for broker's, finder's, professional or other fees.

     8.04 Limitations.

          (a) No Holder will have any liability with respect to the matters described in Section 8.01 or 8.02(a) or (b) except to the extent that the total of all Liabilities with respect to such matters exceeds $100,000, provided that this limitation shall not apply to any breach of covenant to be performed after Closing or to any breach of the representations and warranties set forth in
Section 4.02 or Section 4.03(b) and further provided that this limitation shall not apply to any breach of Section 4.12(c) solely as such section applies to the License Agreement dated January 31, 1997 between Quality Tubing, Inc. and
Southwestern Pipe, Inc. as assigned by Southwestern Pipe, Inc. to SeaCat Corporation. In no event will any Holder have any liability with respect to the matters described in Section 8.01 for any amounts in excess of the Aggregate Merger Consideration received by such Holder as set forth on Exhibit C. With respect to the matters described in Section 8.02 the following limitations will apply: (i) with respect to liability for a breach of the representations and warranties set forth in Section 4.02 or Section 4.03(b), the Holders' maximum aggregate liability shall be equal to the Aggregate Merger Consideration, and
(ii) with respect to all other matters described in Section 8.02(a) or (b), the Holders' maximum aggregate liability shall be $10,000,000. Notwithstanding anything in this Agreement to the contrary, Lewis or FLP shall, in no event, have any liability under this Article 8 or otherwise with respect to environmental-related matters, including any liability that may arise under Environmental Laws, and including but not limited to any breach or alleged breach of the representations and warranties set forth in Sections 4.08, 4.09, 4.11, 4.18, 4.20 or 4.24 (but solely as such Sections apply to environmental-related matters) (collectively, the "Environmental Liability"), in excess of $1,500,000 ("Environmental Cap") provided that, after Holders' obligations for Environmental Liability have reached $1,000,000 then Holders shall be liable for only 50% of any remaining Environmental Liability up to the remaining Environmental Cap.

          (b)  Notwithstanding  any  provision  of this  Agreement,  the Charter
Documents of Target, or any agreement between Target and any Holder to the contrary, in no event shall the Surviving Corporation be obligated to reimburse, contribute, indemnify or hold harmless any Holder in respect of any of the liabilities or obligations of the Holders under this Article 8. No Holder shall have the right to exercise or assert any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation for recovery in respect of such Holder's indemnification obligation under this
Article 8.

          (c) No Indemnifying Party shall have any obligation to indemnify an Indemnified Party for special, incidental, consequential or punitive damages.

          (d) The amount of any Losses otherwise payable to an Indemnified Party shall be reduced by the amount of net insurance proceeds actually received by such Indemnified Party (giving effect to deductibles or self insured or co-insurance payments made) as compensation for the damage or Losses caused by the act, or omission, fact or circumstance giving rise to the Losses.

     8.05 Survival. The representations and warranties of the Parties given or made in this Agreement or in any certificate or other writing furnished in connection herewith shall survive until the second anniversary of the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) solely to the extent the representations and warranties relate to environmental-related matters, including but not limited to Sections 4.08, 4.09, 4.11, 4.18, 4.20 and 4.24 (as such Sections apply to environmental-related matters), such representations and warranties shall survive the Closing until one year after the Closing Date, (b) the representations and warranties set forth in Section 4.02 and 4.03(b) shall survive the Closing until the fourth anniversary of the Closing Date, and (c) any representation or warranty as to which a claim shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

     8.06  Holders  Indemnification   Procedures.  All  claims  or  demands  for
indemnification under this Article 8 shall be asserted and resolved as follows:

          (a) In the event that any claim or demand for which an indemnifying party ("Indemnifying Party") would be liable to an indemnified party ("Indemnified Party") hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall within 30 days notify the Indemnifying Party of such claim or demand (the "Claim Notice"), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand); provided, however, that any delay or failure to notify the Indemnifying Party within such time period shall relieve the Indemnifying Party of its obligations hereunder only to the extent it is prejudiced by reason of such delay or failure. The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the relevant Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such Liability, whether or not the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take such action which the Indemnified Party shall reasonably deem necessary or appropriate to protect the Indemnified Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that, based on the facts then known to it, the Indemnifying Party does not dispute such Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend (with counsel reasonably satisfactory to the Indemnified Party) by appropriate proceedings; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this
Article 8, then the Indemnified Party shall be entitled to recover from the relevant Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred at the fluctuating rate per annum equal to two percentage points in excess of the prime rate published from time to time in the of The Wall Street Journal (the "Applicable Rate") subject to the limitations set forth in this Article 8.

          (b) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that any such claim or demand may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such claim or demand, provided the cost of defending such claim shall be the sole responsibility of the Indemnified Party. In such event, Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (c) In the event the Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness, and in any event prior to the termination pursuant to Section 8.05 of any representation and warranty on which any such claim is based, send a Claim Notice with respect to such claim to the Indemnifying Party. In the case of any claim against a Holder, a copy of such Claim Notice shall also be sent to the Holders' Representative. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a Liability of the Indemnifying Party hereunder.

          (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable good faith belief that such a claim will be made. At such time when the Indemnified Party shall have a good faith belief that any such potential or contingent claim or demand will not be made, the Indemnified Party shall withdraw its Claim Notice and claim, and all such Claim Notices and claims for potential or contingent claims or demands shall be deemed withdrawn on the second anniversary of the Closing Date. The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Parties of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Parties of any Liability which the Indemnifying Parties may have to the Indemnified Party except to the extent the failure to give such notice prejudiced the Indemnifying Party.

     8.07 Exceptions to Limitations. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any Party has, or might have, at law, in equity or otherwise, against any other Party, based on intentional misrepresentation, or other fraud.

     8.08 Effect of Investigation or Knowledge. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Acquiring Parties. Each Party shall be deemed to be relying on the representations and warranties of the other Party set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any Party to consummate the Transactions contemplated hereby.

     8.09 Payment of Indemnification Obligations. In the event that any Indemnifying Party is required to make any payment under this Article 8, such amount shall be paid promptly to the Indemnified Party. If there should be a dispute as to such amount, the portion, if any, of the obligation as shall not be subject to dispute shall be paid promptly. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 8 and the portion, if any, theretofore paid shall bear interest at the Applicable Rate for the period from the date the amount was demanded by the Indemnified Party until payment in full, payable on demand.

     8.10 Set Off. Acquiror may set off any and all amounts which the Acquiror in good faith claims to be entitled to from a Holder under Article 8 against amounts otherwise payable by Acquiror to such Holder under this Agreement or the Note, if not timely paid by such Holder; provided, that in the event it is determined that Acquiror offset amounts in excess of the Losses to which it is entitled under this Section 8, Acquiror shall repay the amount of such excess offsets to Holders' Representative along with interest at the rate per annum equal to the prime rate of JPMorgan Chase on the date the offset occurs which interest shall accrue from the date of offset of such excess amounts to the date repaid by the Acquiror provided, that such interest shall be due only if and to the extent the amounts against which such set off occurs are not already bearing interest. Neither the exercise of nor the failure to exercise such right of set off will constitute an election of remedies or limit Acquiror in any manner in the enforcement of any other remedies that may be available to it.

     8.11  Exclusive  Remedy.  The rights and remedies of the Parties under this
Article 8 are the sole and exclusive rights and remedies of such Parties with respect to any matters arising out of this Agreement or the Transactions other than with respect to claims for intentional misrepresentation or other fraud and other than with respect to claims under the Note or the Credit Documents (as defined in the Note) and the Employment Agreement or Lewis Noncompetition Agreement. FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, EACH PARTY HEREBY WAIVES, RELEASES AND DISCHARGES ALL RIGHTS TO, AND COVENANTS NOT TO SUE FOR, AND NO PARTY SHALL HAVE ANY OBLIGATION FOR, ANY DAMAGES, WHETHER UNDER ANY STATUTE (INCLUDING WITHOUT LIMITATION ANY ENVIRONMENTAL LAWS), IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY, OTHER THAN THOSE EXPRESSLY PROVIDED FOR IN THIS ARTICLE 8.

                                    ARTICLE 9
                                     GENERAL

     9.01 Assignment and Binding Effect. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Acquiring Parties may collaterally assign its rights under this Agreement and all Transaction Documents to JPMorgan Chase Bank as administrative agent under the Amended and Restated Credit Agreement between, among others, Acquiror and JPMorgan Chase Bank, for the benefit of the lenders named therein. Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and permitted assigns of the Parties.

     9.02 Entire Agreement; Amendment; Waiver. This Agreement and the other Transaction Documents sets forth the entire understanding of the Parties with respect to the Transactions. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

     9.03 Counterparts. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by facsimile) shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

     9.04 Expenses. All fees, expenses and disbursements incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions contemplated hereby shall be paid by the Person incurring such amounts, except that Holders shall cause Target not to incur any expenses in connection with this Transaction and shall reimburse all expenses of Target in connection with this Transaction at Closing.

     9.05 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed received on the day delivered personally or sent by telefax (with confirmation of receipt), on the third Business Day after posted by registered or certified mail, postage prepaid, or on the next Business Day after sent by recognized overnight courier service, as follows:

If to Acquiror:
                  Maverick Tube Corporation
                  16401 Swingley Ridge Road
                  Suite 700
                  Chesterfield, Missouri  63017
                  Attention:  Gregg Eisenberg
                  (Facsimile:  636-733-1671)

         with a copy (which shall not constitute notice) to:

                  Gallop, Johnson & Neuman, L.C.
                  101 S. Hanley, Suite 1600
                  St. Louis, Missouri  63105
                  Attention:  Robert H. Wexler, Esq.
                  (Facsimile:  314-615-6000)

If to a Holder or the Holders' Representative:

                  To the appropriate address set forth on the signature page hereto with a copy (which shall not constitute notice) to:

                  Locke Liddell & Sapp LLP
                  600 Travis Street, Suite 3400
                  Houston, Texas 77002
                  Attention:        Kevin N. Peter, Esq.
                  (Facsimile:       713-223-3717)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     9.06 Delaware Law to Govern Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     9.07 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstance in any other jurisdiction or to other Persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

     9.08 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their respective heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

     9.09 Further Representations. Each Party hereby acknowledges and represents that it, he or she (a) has been represented by its, his or her own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its, his or her legal rights from such counsel, (b) is being independently advised as to the Tax consequences of the Transactions, (c) that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party and (d) any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

     9.10 Holders' Representative. Lewis has been appointed to act as exclusive agent and attorney-in-fact to act on behalf of the holders of Target Capital Stock with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement (the "Holders' Representative"). In the event of the death, disability or resignation of such Person, a successor may be appointed by the Holders. The Holders' Representative shall have the power to take any and all actions which the Holders' Representative believes are necessary or appropriate or in the best interests of the Holders, as fully as if each such Holder was acting on its, his or her own behalf with respect to all claims for indemnification under this Agreement and to take any action or no action in connection therewith as the Holders' Representative may deem appropriate as effectively as the Holders could act themselves, including the settlement or compromise of any dispute or controversy. In no event shall the Holders' Representative be required to expend his own funds to defend any claim for indemnification hereunder, and he may require, as a condition of undertaking such defense, contribution by the Holders of funds necessary to pay the cost of any such defense. The authority granted hereunder is deemed to be coupled with an interest. The death or incapacity of any Holder shall not terminate the authority and agency of the Holders' Representative. Acquiror shall have the right to rely on any actions taken or omitted to be taken by the Holders' Representative as being the act or omission of the Holders, without the need for any inquiry, and any such actions or omissions shall be binding upon each of the Holders. The Holders' Representative shall incur no liability, loss, damage or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses.

     9.11 Disclosure Schedule. The Disclosure Schedule shall be arranged in numbered sections corresponding to the Sections and subsections of this Agreement to which they relate. Nothing in the Disclosure Schedule shall be deemed to disclose an exception to a representation or warranty made herein unless such exception is identified specifically in the applicable section of the Disclosure Schedule, except where the context of such disclosure makes it reasonably apparent that such disclosure is also being disclosed for purposes relating to the representation or warranty referenced on another section of the Disclosure Schedule.

     9.12 Conflict Waiver. Each of Target and Acquiror (i) acknowledges that Locke Liddell & Sapp LLP ("LLS") had, prior to the Effective Time, represented Target as its general legal counsel, (ii) hereby waives any conflict or potential conflict arising out of its representation of the Holders (as a group or any such Holders individually) with respect to or in connection with the transactions contemplated by the Agreement, and (iii) consents to the retention of LLS by the Holders as legal counsel in connection with any and all matters referred to herein or in connection with any disputes arising out to terms hereof or the matters referred to herein.

     9.13 Specific Performance; Attorneys' Fees. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in any court having jurisdiction. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder (including any claim for indemnification under Article 8), the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit, if in such action or suit the principal claim or defense of the non-prevailing Party is held to be without merit because it was not reasonably supported by Laws or material and relevant facts.

                           [Execution Page Following]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                    MAVERICK TUBE CORPORATION

                                    By:  /s/ Gregg Eisenberg
                                        --------------------------------------
                                    Name:  Gregg Eisenberg
                                    Title: President

                                    SC ACQUISITION, L.P.
                                    By:  Precision GP, LLC,
                                    Its general partner

                                    By:   Maverick Tube Corporation,
                                          Its sole member

                                    By:  /s/ Gregg Eisenberg
                                        --------------------------------------
                                    Name:  Gregg Eisenberg
                                    Title: President

                                    SEACAT CORPORATION

                                    By:  /s/ Philip C. Lewis
                                        -------------------------------------
                                        Philip C. Lewis, President


                                    PHILIP C. LEWIS

                                    /s/ Philip C. Lewis
                                    -----------------------------------------
                                    Signature


                                    LEWIS FAMILY INVESTMENT PARTNERSHIP, LTD.

                                    By:  /s/ Philip C. Lewis
                                        -------------------------------------
                                    Name:  Philip C. Lewis
                                    Title: Managing General Partner

                                     LIST OF
                              DISCLOSURE SCHEDULES


Section 4.01      Due Organization

Section 4.03      Capital Stock of Target

Section 4.05      No Conflicts

Section 4.06      Financial Statements; Books of Account

Section 4.07(a)   Accounts Receivable

Section 4.07(b)   Accounts Payable

Section 4.08      No Undisclosed Liabilities

Section 4.09      Existing Conditions

Section 4.10      Assets

Section 4.11(b)   Real Property

Section 4.11(c)   Real Property

Section 4.12      Intellectual Property and Products

Section 4.13      Deposit Accounts; Powers of Attorney

Section 4.14      Contracts and Commitments

Section 4.15(a)   Customers and Suppliers

Section 4.15(b)   Customers and Suppliers

Section 4.16      Conditions Affecting Target

Section 4.17      Insurance

Section 4.19      No Litigation

Section 4.20      Permits

Section 4.21      Tax Matters

Section 4.22      Employee Matters and Benefit Plans

Section 4.23      Labor and Employment Matters

Section 4.24      Environmental Matters

Section 4.28      No Brokers or Finders

Section 5.03      No Conflicts